Exhibit 5.22

CONSENT OF RICHARD HOOS

In connection with the material change report of Avalon Rare Metals Inc. (the “Company”) dated April 29, 2013 (the “MCR”) which included reference to the undersigned in connection with studies and permitting and social or community impact assessment for the Nechalacho Rare Earth Elements Project, the undersigned hereby consents to the reference of the undersigned’s name in the MCR and information derived from the MCR included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

/s/ Richard A.W. Hoos___________ Richard A.W. Hoos, M.Sc. R.P. Bio

Date: September 10, 2013